Exhibit 10.2
FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) is made this 23rd day of September, 2010, effective as of the September 21, 2010, by and between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Company”), and Carlos A. Ruisanchez, an individual (“Executive”), with respect to the following facts and circumstances:
RECITALS
The Company and Executive entered into an Amended and Restated Employment Agreement effective December 22, 2008 (the “Agreement”) with Executive having a base salary of Four Hundred Twenty-Five Thousand Dollars ($425,000) per year.
Effective September 21, 2010, the Board of Directors of the Company increased the Executive’s base salary to Four Hundred Seventy-Five Thousand Dollars ($475,000) per year.
The Company and Executive desire to amend the Agreement to reflect Executive’s current salary.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:
AMENDMENT
1. Article 3, Section 3.1 of the Agreement (Compensation) is hereby deleted in its entirety and replaced with the following new Article 3, Section 3.1:
“3.1 Base Salary. In consideration for Executive’s services hereunder, the Company shall pay Executive an annual base salary, effective as of September 21, 2010, at the rate of not less than Four Hundred Seventy-Five Thousand Dollars ($475,000) per year during each of the years of the Term; payable in accordance with the Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). Executive’s annual base salary shall be reviewed by the Chief Executive Officer and, if appropriate, the Compensation Committee of the Board (the “Committee”) at least annually beginning no more than twelve (12) months from the date hereof and may be increased (but not decreased) at the discretion of the Board. If Executive’s annual salary is increased, the increased amount shall not be reduced for the remainder of the Term.”
2. Except as modified herein, all other terms of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall apply. No modification may be made to the Agreement or this Amendment except in writing and signed by both the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed this 23rd day of September, 2010 and effective as of September 21, 2010.

EXECUTIVE	PINNACLE ENTERTAINMENT, INC.

/s/ Carlos A. Ruisanchez	By:	/s/ Anthony Sanfilippo

Carlos A. Ruisanchez		Anthony Sanfilippo, President and Chief Executive Officer